Exhibit 10.72

March 1, 2004

Patti Hart

[Address]

Dear Patti:

On behalf of the Pinnacle Systems board of directors, we are pleased to offer you the position of President, Chief Executive Officer and Chairman of the Board of Pinnacle Systems, based in Mountain View, California. (This letter agreement is referred to herein as the “Offer Letter”). On your first day of employment, you will be appointed a member of Pinnacle Systems’ Board of Directors (the “Board”). During your employment with Pinnacle Systems, you agree to devote your full business efforts and time to Pinnacle Systems. You agree, while employed by Pinnacle Systems, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that you may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof, without the approval of the Board, unless there is a conflict of interest.

Your salary for this position will be $500,000 per year, paid semi-monthly. Your base salary will be reviewed by the compensation committee of the board of directors (the “Compensation Committee”) at least annually for possible increases. You will also be eligible to be paid performance bonuses, targeted at 70% of base salary, paid on a half yearly basis. The formula for this variable compensation will be set by the Compensation Committee after consulting with you within a reasonable period of time following the commencement of your employment.

The Compensation Committee has authorized the issuance of a non-statutory stock option entitling you to purchase up to 775,000 shares of Company Common Stock (the “Option”). The strike price for these options will be the closing sales price of Pinnacle Systems Common Stock on the last business day prior to your first day as an employee of Pinnacle Systems, which is expected to be March 1, 2004. The option will vest as to 1/48th of the covered shares each month after your start date, so as to be 100% vested on the fourth anniversary of your start date, subject to your continued employment with Pinnacle Systems on each vesting date.

Pinnacle Systems will reimburse you for attorney’s fees and expenses you incur in connection with the negotiation of this Offer Letter in an amount not to exceed $10,000.

In the event of your termination of employment without Cause or voluntary resignation for Good Reason, either prior to a Change in Control (all such terms as defined in the Appendix hereto) or more than 12 months following a Change in Control, or in the event your employment ceases at any time as a result of your Disability or death, then, subject to your (i) executing and not revoking a general release of claims in favor of Pinnacle Systems (except in the case of your death) and (ii) not violating the non-solicit provisions of this Offer Letter, you will receive, in addition to all compensation and benefits you have earned through the date your employment ceases, continued severance payments (less applicable withholding taxes) for fifteen months at your base salary rate as in effect immediately prior to your termination, plus payments in substantially equal installments over the same fifteen month period equaling, in the aggregate, 125% of your target bonus for the year in which your termination occurs. Your severance payments pursuant to this paragraph will be determined without giving effect to any reduction in your base salary or target bonus which would constitute Good Reason. In addition to the foregoing, should such termination of employment without Cause or voluntary resignation for Good Reason occur prior to the first anniversary of your commencement of employment, the vesting of the Option will be accelerated to the extent necessary so that no less than 25% of the shares subject to the Option are vested.

In the event of your termination of employment without Cause or voluntary resignation for Good Reason upon or not more than 12 months following a Change in Control, then, subject to (i) your executing and not revoking a general release of claims in favor of Pinnacle Systems and (ii) your not breaching the non-compete and non-solicit provisions of this Offer Letter, you will receive, in addition to all compensation and benefits you have earned through the date your employment ceases, a severance payment (less applicable withholding taxes) in an amount equal to the sum of (a) twenty-four multiplied by your monthly base salary rate as in effect immediately prior to your termination and (b) 200% of your target bonus for the year in which your termination occurs. Such severance payment will be determined without giving effect to any reduction in your base salary or target bonus which would constitute Good Reason. The severance payment will be paid in cash in a single lump sum within five business days following the later of your termination of employment or the last day on which you may revoke the general release of claims in accordance with its terms. In addition to the foregoing, in such event the vesting and exercisability of the Option and all other Pinnacle Systems equity compensation held by you will be accelerated in full so that the Option and all other Pinnacle Systems equity compensation held by you will be immediately exercisable and vested in their entirety.

In the event you receive benefits under the preceding paragraph or in the event that you are terminated for Cause within 12 months following a Change in Control, you agree that, until the end of the twenty-four month period following the date of your termination of employment with Pinnacle Systems, the acquirer or its affiliates, you will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages anywhere in the world in the Business. For the purposes of this paragraph, the “Business” means Pinnacle Systems’ business operations as in effect on the date of this Offer Letter. Ownership of less than 3% of the outstanding voting stock of a corporation or other entity will not constitute a violation of this provision.

You also agree that you will not, at any time during the one year period following your termination date (whether or not your termination is related to a Change in Control), either directly or indirectly, actively solicit or recruit any of Pinnacle Systems employees to leave their employment with Pinnacle Systems or any Pinnacle Systems clients to terminate their business relationship with Pinnacle Systems.

In the event that any payment or benefit received or to be received by you pursuant to this Offer Letter or otherwise payable to you (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (the “Excise Tax”), Pinnacle Systems will pay to you within 30 days of the date you become subject to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount you retain from the Payments and the Gross-Up Payment, after deduction of (i) any Excise Tax on the Payments and (ii) any federal, state and local income or employment tax and Excise Tax upon the Gross-Up Payment, will be equal to the Payments; provided, however, that in no event shall the Gross-Up Payment exceed $2,500,000. In determining the amount of the

Gross-Up Payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination of the amount of the Gross-Up Payment will be made by independent public accountants reasonably acceptable to Pinnacle Systems and you and at the expense of Pinnacle Systems.

In the event that any provision of this Offer Letter is declared by a court of competent jurisdiction or arbitrator to be unenforceable or void, this Offer Letter shall continue in full force and effect without said provision.

As a Pinnacle Systems employee, you are also eligible to receive certain employee benefits, including a 401(k)-retirement savings plan, health, dental, vision and life insurance and a flexible spending plan. Pinnacle Systems also offers employees the ability to purchase stock at a 15% discount through the Employee Stock Purchase Plan.

You should be aware that your employment with Pinnacle Systems is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Pinnacle Systems is free to conclude its employment relationship with you at any time, with or without cause or notice, provided that Pinnacle Systems complies with its obligations under this Offer Letter.

For purposes of federal immigration law, you will be required to provide to Pinnacle Systems evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. As a condition of your employment, you must also sign and comply with the Employment, Confidential Information, Invention Assignment and Arbitration Agreement, except to the extent that the provisions of such agreement are inconsistent with this Offer Letter, the terms of which will supersede any inconsistent provisions of such agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Pinnacle Systems agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Pinnacle Systems’ trade secrets or proprietary information. Pinnacle Systems will pay the arbitrator’s fee and any other expense or cost that is unique to arbitration. Pinnacle Systems and you each will pay your own counsel fees and other expenses associated with the arbitration; provided, however, that Pinnacle Systems will reimburse your counsel fees and other expenses and costs associated with arbitration to the extent such fees, expenses or costs are awarded to you by the arbitrator or to the extent you prevail in arbitration with respect to matters for which, were you to prevail with respect to such matters tried in a court of law, you would be awarded such fees, expenses or costs by the court. The arbitrator will allow discovery consistent with the California Arbitration Act or as otherwise required by law in arbitration proceedings. Additionally, the arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based.

This Offer Letter, along with the agreement relating to proprietary rights between you and Pinnacle Systems (except to the extent inconsistent with this Offer Letter), sets forth the terms of your employment with Pinnacle Systems and supersedes any prior representations or agreements, whether written or oral. This Offer Letter may not be modified or amended except by a written agreement, signed by the Chairman of the Compensation Committee and by you.

Patti, we all look forward to working with you! If you have any questions, please feel free to contact me.

Sincerely,

/s/ L. William Krause

L. William Krause

Chairman, Compensation Committee

Pinnacle Systems, Inc.

ACCEPTED AND AGREED TO this March 11, 2004

/s/ Patti Hart

Patti Hart

Enclosures:

Duplicate Original Offer Letter

Stock Option Agreement

Summary of Employment Benefits

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

APPENDIX

TO OFFER LETTER, DATED FEBRUARY 17, 2004,

BETWEEN PINNACLE SYSTEMS AND PATTI HART

“Cause” means (i) continued failure to substantially perform your principal duties and responsibilities (other than as a result of Disability or death) after thirty (30) days written notice from Pinnacle Systems specifying the nature of your failure and demanding that such failure be remedied; (ii) your material and continuing breach (which breach has a material adverse effect on the business of Pinnacle Systems) of your obligations to Pinnacle Systems set forth in the Offer Letter or, to the extent not inconsistent with the terms of the Offer Letter, in the Employment, Confidential Information, Invention Assignment and Arbitration Agreement or any written policy of Pinnacle Systems applicable to all officers after thirty (30) days written notice from Pinnacle Systems specifying the nature of your breach and demanding that such breach be remedied; (iii) your conviction of or plea of guilty or nolo contendere to a felony or crime involving moral turpitude (provided, that in the event of your arrest on charges involving a felony or crime of moral turpitude, the Company may place you on unpaid administrative leave until such charges are resolved and such action shall not constitute Good Reason); or (iv) an act or acts of dishonesty undertaken by you and intended to result in your substantial gain or personal enrichment at the expense of Pinnacle Systems.

“Change in Control” means: (i) a reorganization or merger of Pinnacle Systems with or into any other company which will result in Pinnacle System’s stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of Pinnacle Systems which will result in Pinnacle Systems’ stockholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; or (iii) a transaction or series of related transactions which result in more than 50% of the voting power of Pinnacle Systems being “beneficially owned” by a single “person” (quoted terms having their respective meanings under Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended).

“Disability” means that, following efforts by Pinnacle Systems to identify and implement reasonable accommodations, you have been unable to perform your employment duties as the result of your incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by Pinnacle Systems or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by Pinnacle Systems of its intention to terminate your employment and following efforts by Pinnacle Systems to identify and implement reasonable accommodations. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

“Good Reason” means, without your written consent, (i) a reduction in your salary or target bonus or a material reduction in your benefits, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material diminution of your duties, authority or responsibilities as in effect immediately prior to such diminution (provided that the fact that Pinnacle Systems as a result of a Change in Control alone is no longer independent shall not be construed as a “material diminution”); (iii) your relocation to a location more than 50 miles from your current California office location; or (iv) failure of a successor to assume and perform the obligations of Pinnacle Systems under the Offer Letter; provided, however, that in the event you believe you have grounds to claim Good Reason for a voluntary termination, then you agree to provide the Compensation Committee with written notice specifying the purported grounds for your belief and Pinnacle Systems shall have thirty (30) days after receipt of such written notice to cure such purported grounds (unless such purported grounds by their nature cannot be cured, in which case notice and an opportunity to cure shall not be required).